Exhibit 23.1

KPMG Audit A division of KPMG S.A.	ERNST & YOUNG Audit

2, Avenue Gambetta CS60055 –92066 Paris La Défense France	1/2, place des Saisons 92400 Courbevoie Paris–La Défense 1

TOTAL S.A.

Consent of Independent Registered Public Accounting

Firms

TOTAL S.A.

2, place Jean Millier - La Défense 6 92400 Courbevoie

This report contains 2 pages

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Total Holdings USA, Inc. 2020 Employee Shareholder Plan of:

(i)

our report dated March 18, 2020, with respect to the consolidated balance sheets of TOTAL S.A. and its subsidiaries as of December 31, 2019, 2018 and 2017, and the related consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2019 (our report thereon refers to the change in TOTAL S.A.’s method of accounting for leases on January 1, 2019, due to the adoption of IFRS 16 “Leases”), and

(ii)	our report dated March 18, 2020, with respect to the effectiveness of TOTAL S.A. and its subsidiaries’ internal control over financial reporting as of December 31, 2019,

which reports appear in the Annual Report on Form 20-F of TOTAL S.A. for the year ended December 31, 2019 filed with the Securities and Exchange Commission on March 20, 2020, as amended on April 14, 2020, and to the reference to our firms under the heading “Selected Financial Data” in such Annual Report.

Paris-La Défense, May 5, 2020

KPMG Audit		ERNST & YOUNG Audit

A division of KPMG S.A.

Represented by

/s/ Jacques-François Lethu	/s/ Eric Jacquet	/s/ ERNST & YOUNG Audit
Jacques-François Lethu	Eric Jacquet
Partner	Partner